Silk Road Medical Reports First Quarter 2022 Financial Results

SUNNYVALE, Calif., May 4, 2022 (GLOBE NEWSWIRE) -- Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended March 31, 2022.

“We demonstrated strong execution in the first quarter and remain confident in our ability to drive further TCAR adoption, supplemented by our recent FDA approved label expansion for our stent to include standard surgical risk patients,” said Erica Rogers, CEO of Silk Road Medical. “This approval levels a playing field once dominated by open surgery, allowing an expanded patient population to benefit from our less invasive approach as we establish TCAR as the new standard of care in stroke prevention.”

First Quarter 2022 Financial Results
Revenue for the first quarter of 2022 was $28.0 million, an increase of $6.0 million or 27%, compared to the first quarter of 2021. Growth was driven primarily by growing TCAR adoption.

Gross profit for the first quarter of 2022 was $19.4 million compared to $16.5 million for the first quarter of 2021. Gross margin for the first quarter of 2022 decreased to 69% compared to 75% for the first quarter of 2021. Gross margin was primarily impacted by unfavorable production variances due to impacts from COVID-19 as well as manufacturing expansion costs in Minnesota.

Operating expenses were $35.4 million for the first quarter of 2022, compared to $26.7 million in the comparable prior year period, which represents an increase of 33%. The increase was driven by increased headcount in our commercial and R&D organizations, along with continued investments in new and ongoing R&D programs.

Net loss was $16.7 million in the first quarter of 2022, or $0.48 per share, as compared to a loss of $10.7 million, or $0.31 per share, in the corresponding period of the prior year.

Cash and cash equivalents were $93.6 million as of March 31, 2022.

2022 Financial Guidance
Silk Road Medical projects revenue for the full year 2022 to range from $127 million to $132 million, which represents 25% to 30% growth over the company’s prior year revenue.

Conference Call
Silk Road Medical will host a conference call at 1:30 p.m. PT / 4:30 p.m. ET on Wednesday, May 4, 2022, to discuss its first quarter 2022 financial results. The call may be accessed through an operator by calling (844) 883-3861 for domestic callers and (574) 990-9820 for international callers using conference ID: 4767756. A live and archived webcast of the event will be available at https://investors.silkroadmed.com/.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, and Plymouth, Minnesota, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke.

For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the impact of COVID-19 on our business, financial guidance, progress made on achieving our corporate goals, and the overall strength of our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Annual Report on Form 10-K filing made with the Securities and Exchange Commission on March 1, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investor Contact:

Lynn Lewis or Marissa Bych

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021
Revenue	$28,021	$22,053
Cost of goods sold	8,577	5,538
Gross profit	19,444	16,515
Operating expenses:
Research and development	8,123	5,484
Selling, general and administrative	27,275	21,194
Total operating expenses	35,398	26,678
Loss from operations	(15,954)	(10,163)
Interest income	12	95
Interest expense	(621)	(623)
Other income (expense), net	(116)	(3)
Net loss	(16,679)	(10,694)
Other comprehensive loss:
Change in unrealized gain (loss) on investments, net	—	(33)
Net change in other comprehensive loss	—	(33)

Net loss and comprehensive loss	$(16,679)	$(10,727)

Net loss per share, basic and diluted	$(0.48)	$(0.31)

Weighted average common shares used to compute net loss per share, basic and diluted	35,023,297	34,336,433

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$93,602	$110,231
Accounts receivable, net	13,876	11,832
Inventories	17,726	17,851
Prepaid expenses and other current assets	2,564	3,412
Total current assets	127,768	143,326
Property and equipment, net	9,866	7,697
Restricted cash	232	232
Other non-current assets	5,134	5,370
Total assets	$143,000	$156,625
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,926	$2,379
Accrued liabilities	16,744	19,802
Short-term debt	9,829	3,905
Total current liabilities	29,499	26,086
Long-term debt	38,901	44,786
Other liabilities	6,893	6,513
Total liabilities	75,293	77,385
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	35	35
Additional paid-in capital	373,053	367,907
Accumulated deficit	(305,381)	(288,702)
Total stockholders' equity	67,707	79,240
Total liabilities and stockholders' equity	$143,000	$156,625